UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2014

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35590	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014 Damon G. Barber resigned as our president and chief executive officer effective that day.  Also on April 28, 2014 we appointed Gregory M. Dangler, our chief financial officer, as our president and chief  executive officer effective April 28, 2014.  No changes were made to Mr. Dangler’s employment agreement or compensation as a result of his new appointment.

Mr. Dangler, age 32, has a broad background in private equity investing, development of large-scale technical infrastructure projects, and the financing and management of international growth companies. Mr. Dangler served as our vice president of finance from March 2012 until March 2013 when he became our interim chief financial officer. From October 2011 to March 2012, Mr. Dangler managed his investments. Prior to that, Mr. Dangler served as chief executive officer of a technology and telecommunications company from October 2008 to October 2011. As the founding executive, he helped the company raise capital and establish its global presence with operating interests in Africa and South America. Prior to that, Mr. Dangler was an associate with ITU Ventures, a leading private equity and venture capital firm focused on growth stage technology investments. While with ITU, Mr. Dangler executed private and public equity transactions, directed activity for mergers and acquisitions, and provided strategic support to portfolio companies. Mr. Dangler began his professional career as an Air Force officer managing complex and large-scale infrastructure projects. Mr. Dangler received a Meritorious Service Medal for outstanding achievement in delivering a large-scale technology program, which directly supported over 20 national security space launch missions. Mr. Dangler received a BS in Mechanical Engineering from the United States Air Force Academy and an MBA in Finance from the University of Southern California’s Marshall School of Business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

		By:	/s/ Gregory M. Dangler
Date:	May 1, 2014		President and Chief Executive Officer